Exhibit 99(d)(2)(iv)

THE UBS FUNDS, ON BEHALF OF ITS SERIES,

UBS INTERNATIONAL SUSTAINABLE EQUITY FUND

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NUMBER THREE

THIS AMENDMENT is made this 28th day of October 2015, by and between The UBS Funds, a Delaware statutory trust (the “Trust”), and UBS Asset Management (Americas) Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Trust and the Advisor have previously entered into an Investment Advisory Agreement, dated April 25, 1995, as amended or restated through the date hereof (the “Advisory Agreement”), pursuant to which the Advisor agreed to manage the investment and reinvestment of assets of the UBS International Sustainable Equity Fund (formerly, UBS Global Sustainable Equity Fund) series (the “Fund”); and

WHEREAS, the Fund has changed its name from “UBS Global Sustainable Equity Fund” to “UBS International Sustainable Equity Fund” and the Trust, on behalf of the Fund, and the Advisor desire to amend the Advisory Agreement to reflect the new name of the Fund;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.                                      The name of UBS Global Sustainable Equity Fund, and all references in the Advisory Agreement to UBS Global Sustainable Equity Fund, shall be changed to UBS International Sustainable Equity Fund.

2.                                      The effective date of the Amendment shall be October 28, 2015.

3.                                      The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed this 26th day of October 2017.

THE UBS FUNDS		THE UBS FUNDS
By:	/s/ Tammie Lee	By:	/s/ Nancy Osborn
Name:	Tammie Lee	Name:	Nancy Osborn
Title:	Vice President and Assistant Secretary	Title:	Vice President and Assistant Treasurer

UBS ASSET MANAGEMENT (AMERICAS) INC.		UBS ASSET MANAGEMENT (AMERICAS) INC.
By:	/s/ Joseph A. Allessie	By:	/s/ Mark Kemper
Name:	Joseph A. Allessie	Name:	Mark Kemper
Title:	Managing Director	Title:	Managing Director and General Counsel